Patrick Industries, Inc. Reports First Quarter 2020 Financial Results
First Quarter 2020 Highlights (all metrics compared to First Quarter 2019 unless otherwise noted)

•	Net sales of $589.2 million decreased 3.1%; primarily attributable to lost shipping days and business disruption in our end markets in late March related to the COVID-19 pandemic

•	Operating income of $39.3 million increased 9.6%; operating margin expanded 80 basis points to 6.7%

•	Net income of $21.2 million increased 1.6%

•	Diluted EPS of $0.91 increased 1.5%

•	Available liquidity, including cash on hand, in excess of $500 million at the end of first quarter 2020
ELKHART, IN - April 30, 2020 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported financial results for the first quarter ended March 29, 2020.
Net sales for the first quarter of 2020 decreased $19.0 million, or 3.1%, to $589.2 million from $608.2 million in the same quarter of 2019. The decrease in the quarter was primarily attributable to lost shipping days and business disruption in our end markets in late March related to the COVID-19 pandemic.
Patrick reported operating income of $39.3 million, an increase of 9.6% or $3.5 million, from $35.8 million reported in the first quarter of 2019. Net income in the first quarter of 2020 was $21.2 million compared to $20.8 million in the first quarter of 2019, and net income per diluted share was $0.91 and $0.90 for the first quarter of 2020 and 2019, respectively.

"Our first quarter results reflect both the momentum and positive traction experienced across all of our end markets in the first two months of the year, followed by business disruptions caused by the unprecedented and sudden COVID-19 pandemic, as many of our customers reduced production levels and purchases of our products which impacted our operations in late March,” said Andy Nemeth, President and Chief Executive Officer. “Despite the impact of COVID-19 on our business, we are encouraged by our first quarter performance and are exceptionally proud of our talented and dedicated team members who immediately adjusted to the rapidly changing environment.”
“Additionally, the diversification of our end markets and geographic regions in which we operate have helped to lessen the impact of COVID-19 on our results, as certain plants in various parts of the country remained operational throughout March. The actions that we have taken over the past twelve months have continued to drive operational efficiencies and further optimize our cost structure, including the $10 million annualized fixed cost reduction implemented in the third quarter of 2019. The integration of acquisitions and execution of synergies across our business units has also helped to partially offset the financial impacts of COVID-19 and position our organization to be nimble in the current environment,” Mr. Nemeth continued.
First Quarter 2020 Sales by Market Sector
RV (55% of Sales)

•	Revenues of $320.2 million decreased 6%, compared to flat RV industry wholesale unit shipments for the quarter;

•	RV content per wholesale unit (on a trailing twelve-month basis) decreased 1% to $3,112 from $3,131 for the first quarter of 2019.

Marine (13% of Sales)

•	Revenues of $78.0 million decreased 14%, while marine powerboat industry wholesale unit shipments decreased between 18% and 20%, according to Company estimates;

•	Marine powerboat content per retail unit (on a trailing twelve-month basis) increased 3% to an estimated $1,531 from $1,484 for the first quarter of 2019.
MH (19% of Sales)

•	Revenues of $112.4 million increased 6% compared to the prior year, with an 8% increase in MH industry wholesale unit shipments, according to Company estimates;

•	MH content per wholesale unit (on a trailing twelve-month basis) for the first quarter of 2020 increased 35% to an estimated $4,596 from $3,415 for the first quarter of 2019.
Industrial (13% of Sales)

•	Revenues of $78.6 million increased 14% compared to the prior year;

•	In residential housing, the Company’s primary industrial market, new housing starts in the first quarter of 2020 increased 22% compared to the first quarter of 2019.

The Company’s content per unit in the RV, marine and MH market sectors was negatively impacted in the quarter as manufacturers curtailed production in late March while continuing to ship finished product and reduce inventory levels in preparation for the short-term suspension of their operations related to COVID-19.

COVID-19 Business Continuity and Operations Update
As previously communicated, the COVID-19 pandemic caused a disruption to the Company’s operations during the latter half of March and through the month of April. In order to prioritize the safety and well-being of Patrick team members, continue to balance production levels with customer demand, and comply with government mandates while maximizing cash flows and liquidity, the Company temporarily suspended operations at certain facilities over the last five weeks and furloughed affected team members with benefits. Additionally, the Company proactively took the following cost containment and financial management measures:

•	Voluntary compensation reduction by the executive team

•	Voluntary reduction in quarterly compensation for the Board of Directors

•	Compensation reduction for salaried team members

•	Freeze on all non-essential hiring

•	Reduction of all non-essential spending

•	Prioritization of critical maintenance capital expenditures
The Company has certain facilities across the country that have remained operational throughout this time, and the majority of its other facilities either have re-opened already or are expected to return to operation by May 4, 2020. As plants resume operations, the Company has implemented specific policies and procedures across the organization in conjunction with guidelines established by the Centers for Disease Control to ensure Patrick maintains a safe work environment for all team members, which is the Company’s highest priority.
Balance Sheet, Cash Flow and Capital Allocation
Patrick generated cash flow from operations of $13.2 million in the quarter, a decrease of 53% compared to the prior year, which excludes $16 million of receivables collected within two business days following the quarter end. Inclusive of the $16 million collection of receivables, cash flow from operations would be $29 million, consistent with the prior year. Capital expenditures during the quarter were $7.6 million, a decrease of 24% due to a higher level of strategic project spending in the first quarter of 2019 and the Company’s efforts to reduce non-essential capital expenditures during March 2020 as a result of COVID-19.

The Company returned $21.4 million to shareholders during the quarter including $5.8 million in the form of quarterly dividends and $15.6 million in share repurchases and completed two strategic acquisitions with $20 million in expected annual revenues. While there is $43.5 million remaining under the current repurchase authorization, the Company has decided to pause its share buyback program at this time. In addition, the Company will continue to curtail strategic capital expenditures and has suspended acquisition activities until there is greater visibility into the macro environment. Given the current environment, and out of an abundance of caution, the Company remains focused on maintaining liquidity and maximizing cash flow.

The Company’s net debt at the end of the quarter was approximately $610 million. Available liquidity, comprised of borrowing availability under the Company’s credit facility and inclusive of $94.5 million of cash on hand, was approximately $505 million, with no major debt maturities until 2023.

2020 Outlook
“As we progress through the second quarter, our cost reduction and financial management measures that were implemented late in the first quarter remain in place,” added Mr. Nemeth. “We have recently taken additional steps to further reduce our fixed cost structure to align with projected revenues, consolidating certain like-product facilities as appropriate to maximize efficiencies, and have eliminated approximately $35 million of annualized fixed overhead, which will take effect in the second quarter of 2020. We have developed detailed, tiered execution plans, and as we continue to assess the macro environment and related demand levels within our market sectors, we will enact further measures as deemed necessary to adapt to the rapidly changing environment. Furthermore, in September 2019, we amended and extended our credit facility in conjunction with the issuance of senior notes to both support our long-term strategic plan and for defensive purposes for unanticipated situations such as this pandemic. Our capital structure and financial position remain strong and provide ample liquidity, which together with the flexibility of our highly variable cost model, will help us to manage through the economic turmoil and be able to quickly pivot and execute on our strategic growth initiatives once stability and visibility in the markets improve.”
Mr. Nemeth continued, “I am extremely proud of all of our passionate and dedicated team members throughout the organization who have worked diligently and tirelessly as we manage through these unprecedented times. Their commitment to our Company, each other, and our communities has been truly inspiring. Our organization, team members, and business units have continued to donate and manufacture personal protective equipment for front line COVID-19 workers in our local communities, volunteer their time, and sponsor lunches for medical professionals and staff at several local hospitals. As we look to the second quarter of 2020 and the remainder of the year, our organization remains extremely focused on short-term planning and execution with a commitment to our long-term goals of executing our strategic plan, driving shareholder value, reinvesting in our team members and communities, dealing responsibly with our business partners, and servicing our customers at the highest level.”

Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its first quarter 2020 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, April 30, 2020 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “Investor Relations - Presentations.”

About Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer and distributor of component products and building products serving the recreational vehicle, marine, manufactured housing, residential housing, high-rise, hospitality, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in Canada, China and the Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, air handling products, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, tile, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.

Use of Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as RV, marine and MH content per unit, net debt and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of content per unit, net debt and available liquidity may differ from similarly titled measures used by others. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the deterioration of the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities; inventory levels of retailers and manufacturers; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.
There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which is filed with the Securities and Exchange Commission (“SEC”) and is available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
(thousands except per share data)	March 29, 2020	March 31, 2019

NET SALES	$589,232	$608,218
Cost of goods sold	479,751	501,670
GROSS PROFIT	109,481	106,548

Operating Expenses:
Warehouse and delivery	24,732	24,041
Selling, general and administrative	35,869	37,692
Amortization of intangible assets	9,601	8,989
Total operating expenses	70,202	70,722

OPERATING INCOME	39,279	35,826
Interest expense, net	10,492	8,983
Income before income taxes	28,787	26,843
Income taxes	7,600	5,994
NET INCOME	$21,187	$20,849

BASIC NET INCOME PER COMMON SHARE	$0.92	$0.90
DILUTED NET INCOME PER COMMON SHARE	$0.91	$0.90

Weighted average shares outstanding - Basic	23,016	23,039
Weighted average shares outstanding - Diluted	23,267	23,248

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	March 29, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$94,523	$139,390
Trade receivables, net	154,571	87,536
Inventories	273,545	253,870
Prepaid expenses and other	26,275	36,038
Total current assets	548,914	516,834
Property, plant and equipment, net	189,129	180,849
Operating lease right-of-use assets	98,291	93,546
Goodwill and intangible assets, net	682,549	676,363
Deferred financing costs, net	2,868	2,978
Other non-current assets	407	423
TOTAL ASSETS	$1,522,158	$1,470,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$5,000	$5,000
Current operating lease liabilities	28,168	27,694
Accounts payable	138,146	96,208
Accrued liabilities	64,889	58,033
Total current liabilities	236,203	186,935
Long-term debt, less current maturities, net	672,235	670,354
Long-term operating lease liabilities	70,831	66,467
Deferred tax liabilities, net	26,546	27,284
Other long-term liabilities	20,967	22,472
TOTAL LIABILITIES	1,026,782	973,512

SHAREHOLDERS’ EQUITY
Common stock	170,626	172,662
Additional paid-in-capital	24,534	25,014
Accumulated other comprehensive loss	(8,741)	(5,698)
Retained earnings	308,957	305,503
TOTAL SHAREHOLDERS’ EQUITY	495,376	497,481
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,522,158	$1,470,993

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
(thousands)	March 29,	March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,187	$20,849
Depreciation and amortization	17,175	15,543
Stock-based compensation expense	4,311	3,947
Amortization of convertible notes debt discount	1,723	1,671
Other adjustments to reconcile net income to net cash provided by operating activities	750	1,048
Change in operating assets and liabilities, net of acquisitions of businesses	(31,982)	(15,174)
Net cash provided by operating activities	13,164	27,884
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7,580)	(10,005)
Other investing activities	(24,260)	150
Net cash used by investing activities	(31,840)	(9,855)

NET CASH FLOWS USED BY FINANCING ACTIVITIES	(26,191)	(16,470)
Increase (decrease) in cash and cash equivalents	(44,867)	1,559
Cash and cash equivalents at beginning of period	139,390	6,895
Cash and cash equivalents at end of period	$94,523	$8,454